Exhibit 99(e)

STOCK ELECTION FORM

If you would like to receive shares of common stock of Ozark Holding Inc., which upon completion of the Siebel Systems, Inc. acquisition will be the new Oracle Corporation, for all of your shares of Siebel Systems, Inc. common stock, you must deliver a properly completed and duly executed Stock Election Form to Wells Fargo Bank, N.A. on or before 5:00 p.m., New York time, January [10], 2006 (on or before such other time as determined upon a delay as described herein, the “Election Deadline”). If any of the conditions to completion of the transaction has not been satisfied at the time of the then scheduled Election Deadline and Oracle and Siebel Systems are not reasonably certain that the transaction will be consummated within twenty business days following the then scheduled Election Deadline, the Election Deadline may be delayed by issuing a press release and filing that press release on Form 8-K with the SEC. You may call toll-free (800) 666-2580 at any time to confirm the date of the Election Deadline). If you do not make an election on or before the Election Deadline, or if you make an invalid election, you will only be entitled to receive a cash payment of $10.66 per share.

IN ORDER TO BE VALID, THIS FORM MUST BE DELIVERED TO WELLS FARGO BANK, N.A. NO LATER THAN 5:00 PM, NEW YORK TIME, ON THE ELECTION DEADLINE, IN ACCORDANCE WITH THE FOLLOWING DELIVERY OPTIONS:

Delivery by mail:	Delivery by hand or overnight courier:	Do you need Assistance?

Wells Fargo Bank, N.A. Shareowner Services Corporate Actions Department P.O. Box 64854 St. Paul, Minnesota 55164-0854	Wells Fargo Bank, N.A. Shareowner Services Corporate Actions Department 161 North Concord Exchange South St. Paul, Minnesota 55075	Call the exchange agent, Wells Fargo Bank, N.A. at 1-800-380-1372

DO NOT SEND THIS STOCK ELECTION FORM TO SIEBEL SYSTEMS OR ORACLE. DELIVERY OF THIS STOCK ELECTION FORM TO ANY OTHER ADDRESS DOES NOT CONSTITUTE VALID DELIVERY.

Stock Election Option—Mark the box below only if applicable.

☐ 1.	Exchange ALL of my shares of Siebel Systems common stock for shares of Ozark Holding Inc., which upon completion of the Siebel Systems acquisition will be the new Oracle Corporation	If you complete and return this form but do not check the box, or if you attempt to make an election with respect to only a portion of your shares, you will be deemed to have made an invalid election

Required Signatures—Siebel Systems stockholders making a stock election must sign below.

X
	Signature of Stockholder	Date

X
	Signature of Stockholder	Date
(if joint account)

INSTRUCTIONS

1. The Election.    Subject to the provisions of the Agreement and Plan of Merger, dated as of September 12, 2005 (as amended, the “Merger Agreement”), among Oracle Corporation (“Oracle”), Siebel Systems, Inc. (“Siebel Systems”), Ozark Holding Inc. (“New Oracle”), Ozark Merger Sub Inc. and Sierra Merger Sub Inc. (“Siebel Merger Sub”), each share of Siebel Systems common stock issued and outstanding immediately prior to the time at which the merger (the “Merger”) of Siebel Merger Sub with and into Siebel Systems becomes effective will be converted into the right to receive a cash payment, without interest, equal to $10.66 per share (the “Cash Consideration”), unless prior to the Election Deadline (as defined below) a holder of Siebel Systems common stock elects (an “Election”) to receive, in lieu of the Cash Consideration, shares of New Oracle common stock, par value $0.01 per share (the “Stock Consideration”), by properly checking the box under “Stock Election Option” above.

2. Election Deadline.    To be effective, an Election on the Stock Election Form must be received by Wells Fargo Bank, N.A. (the “Exchange Agent”) at the address set forth therein, on or before 5:00 p.m., New York time, January [10], 2006 (or on or before such other time as determined pursuant to a delay as described in the section immediately below, the “Election Deadline”). Stockholders that do not make an Election on or before the Election Deadline, or make an invalid Election, will only be entitled to receive the Cash Consideration.

3. Delay of Election Deadline.    If any conditions to completion of the business combination between Oracle and Siebel Systems as set forth in the Merger Agreement have not been satisfied at the time of the then scheduled Election Deadline and Oracle and Siebel Systems are not reasonably certain that the transaction will be consummated within twenty business days following the then scheduled Election Deadline, the Election Deadline may be delayed by issuing a press release and filing that press release on Form 8-K with the SEC. In addition, Siebel Systems stockholders may call toll-free (800) 666-2580 at any time to confirm the date of the Election Deadline.

4. Stock Consideration.    If a Siebel Systems stockholder has made a valid Election, subject to the exceptions described in the next three sections, such stockholder will be entitled to receive for each share of Siebel Systems common stock a number of shares of New Oracle common stock equal to $10.66 divided by (i) the average closing price of Oracle common stock on the Nasdaq Stock Market over the ten trading days immediately preceding (but not including) the date on which the Merger becomes effective or (ii) $10.72, whichever is greater (the “Conversion Ratio”). Siebel Systems stockholders may call toll-free (800) 666-2580 at any time with questions about the Conversion Ratio.

5. Proration Procedure.    New Oracle will only issue the Stock Consideration with respect to up to 30% of Siebel Systems’ common stock. If holders of more than 30% of Siebel Systems’ common stock make Elections, each Siebel Systems stockholder making an Election will receive a prorated portion of the Stock Consideration to which it is entitled and the remaining portion will be paid in cash at a price of $10.66 per share. There is no cap on the portion of the Siebel Systems merger consideration that can be paid in cash.

6. Nullification of Election.    If holders of less than six percent of Siebel Systems common stock outstanding immediately prior to the Merger make an Election, no Stock Consideration will be issued and all Siebel Systems stockholders will receive the Cash Consideration. In addition, all Stock Election Forms will be void and of no effect if the Merger is not consummated.

7. No Fractional Shares.    No fractional shares of New Oracle common stock will be issued. If any Siebel Systems stockholder is otherwise entitled to a fractional share, such holder will receive, in lieu thereof, an amount in cash, without interest, determined by multiplying such fractional share by the closing price of Oracle common stock on the trading day immediately preceding the closing date of the Merger.

8. Election Procedures.    A description of the election procedures is set forth in the proxy statement/prospectus, under “The Proposed Transaction—Election Procedure,” “The Proposed Transaction—Transaction Consideration,” “The Proposed Transaction—Proration Procedure,” and “The Proposed Transaction—Exchange

of Siebel Systems Shares.” All Elections are subject to compliance with the election procedures set forth in the Merger Agreement. In connection with making an Election, each Siebel Systems stockholder should read carefully these instructions, the information contained in the proxy statement/prospectus and the Merger Agreement.

9. Revocation of Election.    An Election may be revoked only by delivering to the Exchange Agent, prior to the Election Deadline, a written notice of revocation.

10. Letter of Transmittal.    Promptly after the Merger, the Exchange Agent will mail to each holder of record of Siebel Systems common stock (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the certificates representing shares of Siebel Systems common stock in exchange for the payment of the Cash Consideration or the Stock Consideration.

11. No Partial Elections.    A Siebel Systems stockholder may only make an Election with respect to all of such holder’s shares of Siebel Systems common stock. Any stockholder that attempts to make an Election with respect to a portion of such holder’s shares will be deemed to have made an invalid Election and such stockholder will receive Cash Consideration with respect to all of such stockholder’s shares.

12. Inquiries.    Siebel Systems Stockholders who have questions regarding appropriate procedures for making an Election should call the Exchange Agent at 1-800-380-1372.